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                                   EXHIBIT 4.8


                                 AMENDMENT NO. 5
                                       TO
                       THE BON-TON DEPARTMENT STORES, INC.
                     PROFIT SHARING/RETIREMENT SAVINGS PLAN


                  WHEREAS, THE BON-TON DEPARTMENT STORES, INC., a Pennsylvania corporation (the "Company"), established The Bon-Ton Department Stores, Inc. Profit Sharing/Retirement Savings Plan (the "Plan"); and

                  WHEREAS, the Company desires to amend the Plan to incorporate recent changes in the law, redefine the computation period for vesting of benefits, establish retirement contribution eligibility requirements for those retired individuals who are rehired by the Company, and define continued eligibility; and

                  WHEREAS, Section 12(a) of the Plan authorizes the Company to amend the Plan.

                  NOW, THEREFORE, the Plan is hereby amended as follows:


                  1. Effective January 1, 1997, subsections 1(x) through 1(rr) of the Plan are redesignated as subsections 1(y) through 1(ss) respectively.

                  2. Section 1 of the Plan is hereby amended, effective January 1, 1997, by adding the following new subsection 1(x) to read:

                  "(x) "Highly Compensated Employee" shall mean any Employee who was a 5% owner (as defined in section 416 (I)(1)(A)(iii) of the Code) at any time during the determination year or the look-back year, or for the look-back year, earned Compensation from the Company in excess of $80,000 (adjusted at the same time and in the same manner as under section 415(d) of the Code, except that the base period shall be the calender quarter ending September 30, 1996) and, if elected by the Company, was in the top-paid group of employees for such look-back year."

                  3. Effective January 1, 1997, all references in this Plan to "highly compensated employee(s)" shall be treated as though the reference to "highly compensated employee(s) were replaced with "Highly Compensated Employee(s)".

                  4. Effective February 1, 1998, subsections 1(m) through 1(ss) are redesignated as subsections 1(n) through 1(tt) respectively.

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                  5. Section 1 of the Plan is hereby amended, effective February
1, 1998, by adding the following new subsection 1(m) to read:

                  "(m) "Date of Hire" shall mean the first day in which an Employee is credited with one Hour of Service."

                  6. Subsection 1(l) of the Plan is hereby amended effective January 1, 1997 to read:

                  "(l) "Compensation" in general shall mean the cash remuneration for personal services payable to an Employee by a Participating Company from and after the date he becomes eligible to participate in this Plan. "Compensation" shall include amounts which an Employee elects to have withheld from his cash remuneration for services to provide benefits under this Plan and any plan which meets the requirements of section 125 of the Code. "Compensation" shall not include expense reimbursements, the value of fringe benefits or perquisites, or similar items.

                  For purposes of the salary reduction contribution limitations contained in section 4(g), "compensation" shall mean compensation within the meaning of section 415(c)(3) of the Code, including elective or salary reduction contributions to a cafeteria plan, cash or deferred arrangement or tax-sheltered annuity.

                           For purposes of compliance with the salary reduction
                  discrimination test set forth in section 4(i), and compliance with participating company matching and non-deductible member contributions discrimination tests set forth in section 4(n), "compensation" means compensation for service performed for a Participating Company which is currently includable in gross income or which is excludable from gross income pursuant to an election under a qualified cash or deferred arrangement under section 401(k) of the Code or a cafeteria plan under section 125 of the Code.

                           For purposes of the Code limitations set forth in
                  section 5, "compensation" for a Limitation Year shall mean the sum of (i) amounts paid by a Participating Company or a Related Entity to the Member with respect to personal services rendered by the Member, (ii) earned income of a self-employed person with respect to a Participating Company or a Related Entity, (iii) amounts received by the Member (A) through accident or health insurance or under an accident or health plan maintained or contributed to by a Participating Company or a Related Entity and which are includable in the gross income of the Member, (B) through a plan contributed to by a Participating Company or a Related Entity providing payments in lieu of wages on account of a Member's permanent and total

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                  disability, or (C) as a moving expense allowance paid by a
                  Participating Company or a Related Entity and which are not deductible by the Member for federal income tax purposes, (iv) the value of a non-statutory stock option granted by a Participating Company or a Related Entity to the Member to the extent included in the Member's gross income for the taxable year in which it was granted, and (v) the value of property transferred by a Participating Company or a Related Entity to the Member which is includable in the Member's gross income due to an election by the Member under section 83(b) of the Code. Compensation shall not include (i) contributions made by a Participating Company or Related Entity to a deferred compensation plan to the extent that, before application of the limitations of section 415 of the Code to the plan, such contributions are not includable in the Member's gross income for the taxable year in which contributed, (ii) Participating Company or Related Entity contributions made on behalf of a Member to a simplified employee pension plan to the extent they are deductible by the Member under section 219(b) of the Code, (iii) distributions from a deferred compensation plan (except from an unfunded nonqualified plan when includible in gross income), (iv) amounts realized from the exercise of a nonqualified stock option, or when restricted stock (or property) held by a Member either becomes freely transferable or is no longer subject to a substantial risk of forfeiture,
                  (v) amounts realized from the sale, exchange or other disposition of stock acquired under a qualified or incentive stock option, and (vi) other amounts which receive special tax benefits, such as premiums for group term life insurance (to the extent excludable from gross income) or Participating Company or Related Entity contributions towards the purchase of an annuity contract described in section 403(b) of the Code.

                           In addition to other applicable limitations set forth
                  in the Plan, and notwithstanding any other provision of the Plan to the contrary, the annual compensation of each Employee taken into account under the Plan shall not exceed $150,000, as adjusted by the Commissioner for increases in the cost of living in accordance with section 401(a)(17)(B) of the Code. The cost-of-living adjustment in effect for a calendar year applies to any period, not exceeding 12 months, over which Compensation is determined (determination period) beginning in such calendar year. If a determination period consists of fewer than 12 months, the $150,000 annual compensation limit will be multiplied by a fraction, the numerator of which is the number of months in the determination period, and the denominator of which is 12. For Plan Years prior to 1997, for purposes of the foregoing $150,000 limitation, if any Employee is a member of a "family unit" (as defined below) with an Employee who is a "highly compensated employee" (as defined in section 414(q) of the Code) and either (I) a 5% owner of the Company, or (ii) one of the ten highest paid employees of the Company, then the members of such family unit will be treated as a single Employee with one "Compensation" and the $150,000 limitation set forth above shall be allocated

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                  among the members of such family unit in the proportion that each member's compensation bears to the compensation of all members in the family unit. For purposes of this subsection, "family unit" means, with respect to any Employee, such Employee's spouse and lineal descendants who have not attained age 19 before the close of the Plan Year.

                           Any reference in this Plan to the limitation under
                  section 401(a)(17) of the Code shall mean the $150,000 annual compensation limit set forth in the preceding paragraph."


                 7. Subsections 3(d) and 3(e) of the Plan are redesignated as subsections 3(e) and 3(f) respectively, and Section 3 of the Plan is hereby amended, effective February 1, 1998 by adding the following new subsection 3(d) to read:

                  "(d) Continued Eligibility to Participate. A Member shall become ineligible to participate in the Plan, other than as a Member solely as a result of having an Accrued Benefit under the Plan, upon incurring at least a one (1) year Break in Service."

                  8. Section 4(d)(I) of the Plan is hereby amended, effective February 1, 1998, to read:

                  "(I) A Member who retired during the Plan Year pursuant to subsection 8(a), provided such Member has not previously received a Profit Sharing Allocation under this subsection 4(d)(I) as a result of previously having retired under subsection 8(a)."

                  9. Subsection 4(g)(ii) of the Plan is hereby amended, in its entirety, effective February 1, 1998, to read:

                  "(A) an Employee who is a 5% owner, as defined in section 416
                  (I)(1)(A)(iii) of the Code, at any time during the "determination year" or the "look back year" (as defined below); or

                  (B) during the "look-back year," an Employee who (1) receives compensation in excess of $80,000 (as adjusted in the same time and manner as under Section 415(d) of the Code, except that the base period shall be the calender quarter ending September 30, 1996).

                  (C) a former Employee who was a Highly Compensated Employee on termination of employment or at any time after attaining age 55.

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                  For purposes hereof, the following rules and definitions shall apply:

                  (A) The "determination year" is the Plan Year for which the determination of who is highly compensated is being made.

                  (B) The "look-back year" is the 12-month period immediately preceding the determination year, or, if the Company elects, the calendar year ending with or within the determination year.

                  (C) "Compensation" is as defined in Section 414(q)(4) of the Code.

                  (D) Employers aggregated under section 414(b), (c), (m), or
                  (o) of the Code are treated as a single employer.

                  10. Subsection 8(d)(iii) of the Plan is hereby amended, effective February 1, 1998 to read:

                  "(iii) Computation Period. For purposes of this subsection 8(d), the computation period for crediting a Year of Service or incurring a Break in Service for an Employee shall initially begin with the Date of Hire; provided, however, if an Employee is credited with less than 1,000 Hours of Service in such computation period, then subsequent computation periods shall begin with the first day of the Plan Year next following the Date of Hire and continue on a Plan Year basis thereafter."

                  11. Subsection 8(h)(iv)(C) of the Plan is hereby amended, effective February 1, 1998 to read:

                  "(C) Computation Period. For purposes of this subsection 8(h), the computation period for crediting a Year of Service or incurring a Break in Service for an Employee shall initially begin with the Date of Hire; provided, however, if an Employee is credited with less than 1,000 Hours of Service in such computation period, then subsequent computation periods shall begin with the first day of the Plan Year next following the Date of Hire and continue on a Plan Year basis thereafter."

                  12. Subsection 9(i)(iii) of the Plan is hereby amended effective February 1, 1998 to read:

                  "(iii) With respect any Member whose employment terminates on or after November 1, 1991, in the case of a Member whose nonforfeitable Accrued Benefit at the time scheduled for distribution is $3,500 or less (and for those employees whose employment terminates on or after February 1, 1998 is $5,000 or less), and who fails to return to the Committee completed election forms with

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                  respect to the distribution of his benefits within one month from the date the forms are mailed to the Member, the Committee shall cause the Accrued Benefit, less all applicable taxes, to be distributed to the Member in a lump sum as soon thereafter as practicable, anything in the Plan to the contrary notwithstanding."

                  13. In all other respects the Plan is hereby ratified and confirmed.

                  IN WITNESS WHEREOF, the Company has caused this

Amendment to be executed this 7th day of July, 1998.



ATTEST:                                   THE BON-TON DEPARTMENT STORES, INC.

/s/ Robert E. Stern                       By:  /s/ Michael L. Gleim
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[Corporate Seal]


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